Exhibit 10.25

Eastern Virginia Bankshares, Inc.

Description of Annual Bonus Plan for Key Executives

The Annual Bonus Plan for Key Executives (the “Plan”) is an annual incentive plan designed to target specific financial and non-financial objectives that directly contribute to the overall success of Eastern Virginia Bankshares, Inc. (the “Company”), and to motivate and reward participants to achieve those objectives. Some of these objectives target absolute performance for a year, some target performance against a peer group and some target year-over-year results, in each case evaluated based on specific performance goals. Under the Plan, participants may receive an annual bonus of up to 25% of base salary.

The Company’s Compensation Committee and Board of Directors have identified the following categories of objectives, upon which to evaluate the performance of participants in the Plan: (i) risk management; (ii) financial reporting; (iii) budget compliance; (iv) asset quality; (v) asset growth; (vi) net income growth; and (vii) critical factors, consisting of performance factors tailored to each individual participant in the Plan. At the beginning of each year the Compensation Committee determines (a) the individuals eligible to participate in the Plan, (b) the weighting among the Plan’s objective categories for the Chief Executive Officer, and (c) the specific performance goals that will apply to the Chief Executive Officer for each category under the Plan. Also at the beginning of each year, the Chief Executive Officer determines for all other participants in the Plan the weighting among the Plan’s objective categories and the specific performance goals.

After each completed year, performance against the Plan’s objectives is evaluated by the Compensation Committee for the Chief Executive Officer’s performance, and by the Chief Executive Officer for performance of all other Plan participants. The Chief Executive Officer proposes bonus payments under the Plan for all Plan participants other than himself, and the Compensation Committee reviews the performance of each Plan participant and determines and approves all bonus payments under the Plan. Although the calculation of a bonus is based on analysis of performance against the specific goals under the Plan, the Compensation Committee retains ultimate discretion to pay higher or lower bonuses than what would be earned by performance against the Plan’s identified performance objectives, or to pay no bonuses to Plan participants for a particular performance year.

Bonuses earned under the Plan are paid in cash during the first quarter of the year following the performance year.